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                                                                   EXHIBIT 10.32

Dated                                                                 2000-09-26

                          DISTRIBUTIONS AGREEMENT - USA

                                     BETWEEN

                  ANTHONY PETERS MANUFACTURING COMPANY LIMITED

                                       AND

                               EARLYCHILDHOOD.COM
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DISTRIBUTION AGREEMENT - Anthony Peters and Earlychildhood.com

This Agreement is made on the              day of                       2000

"Earlychildhood" means Earlychildhood.com L.L.C., a limited liability company organized in California, U.S.A. and having its principal address at 2 Lower Ragsdale Drive, Monterey, California 93940, U.S.A. (hereinafter referred to as EC.)

ANTHONY PETERS MANUFACTURING COMPANY LIMITED, a company registered in England and having its Registered Office at Sterling House, 1 Loughborough Road, West Bridgford, Nottingham NG2 7LJ and its principal place of business at Thorpe Road, Melton Mowbray, Leicestershire LE13 1SL (hereinafter referred to as `AP')

WHEREAS the parties have agreed that EC will distribute certain toys produced by ELC under the following terms and conditions:

THEREFORE it is agreed as follows:

1.     DEFINITIONS

       "Brand Guidelines" means the guidelines to be produced by ELC and AP and agreed by EC (such agreement not to be unreasonably withheld or delayed) setting out the criteria for the marketing of ELC branded product `ELC' means Early Learning Centre, a trading division of John Menzies (UK) Limited, a company incorporated in England and having its principal place of business at South Marston Park, Swindon, SN3 4TJ, UK.

       'ELC Toys' means ELC owned products, or any of them, manufactured in Hong Kong or China, as being marketed now or in the future or have been marketed in the UK under the ELC label and for which ELC has all requisite rights of distribution in the Territory.

       'Market' means the educational market for children, parents and schools, which is accessed through direct marketing, catalogue, and Internet sales.

       'Territory' means the United States of America.

       'Trademarks' means the United States common law and registered trademarks of ELC and design and Early Learning Centre and any similar designations, such as "Early Learning".
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2.     TERM

       Subject to the terms of clause 5 below, this Agreement shall endure from the date hereof until 31* December 2003 (the `First Term') and, provided that:

       (a) the targeted purchase levels as specified in clause 3.5 below have been met by EC and

       (b) EC has produced to AP by 30th June 2001 a business plan showing EC's intentions for the remainder of the First Term and for a second term of 3 years which shall continue from 1st January 2004 to 31st December 2005 (the `Second Term') which plan shall include, but not be limited to, details of the Market and the direct, education, internet and any other channels within the Market, performance by EC, customer profiles and any other information which AP may consider relevant to setting targeted purchase levels for the Second Term and which plan is reasonably acceptable to AP; and

       (c) The parties have reasonably agreed on targeted purchase levels for the Second Term.

              this Agreement shall, unless (a), (b), or (c) above have not been met, be automatically renewed for the Second Term on expiry of which this Agreement shall cease and terminate without notice by either party.

              If AP exercises its rights under clause 5.3 below within 60 days after 31 December 2003, the Second Term shall be deemed not to have started.

3.     APPOINTMENT AND AUTHORIZATION

3.1 AP hereby appoints EC to distribute the ELC Toys within the Market in the Territory during the term of this Agreement.

3.2 It is a precondition of this contract that ELC shall approve in writing the terms and conditions agreed herein. No variations to any of the terms and conditions herein shall be made without the consent in writing of ELC and EC.

3.3 Subject to the terms of this Agreement all rights to market, distribute and sell the ELC Toys in the Territory are reserved to ELC. AP and ELC acknowledge the importance of maintaining the integrity of the ELC brand and therefore will not undermine EC's efforts in the Market by charging EC higher prices than ELC and AP would offer to a third party distributor, except that any such prices would be based on volume of trade. EC shall not set up any web-site or other online trading or information facility under the name `ELC'; "Early Learning Centre'; `Early Learning' or any other similar name. It is also agreed that ELC shall retain exclusive rights to set up or operate any web-site or other
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       online trading or information facility using the name `ELC'; `Early
       Learning Centre'; `Early Learning' or any other substantially similar name and to accept orders from, and supply direct to the Territory.
       In the event that ELC requires a distribution network anywhere within the Territory for transactions completed directly with ELC by way of electronic trading, ELC and AP agree to offer EC the right to supply such distribution network provided that reasonably satisfactory commercial terms can be agreed between the parties, before offering such rights to any third party. EC shall include on any Web-site offering ELC Toys, a disclaimer, which shall state that the ELC Toys may only be supplied or sold to parties within the Territory.

3.4 The ELC Toys shall be delivered to a place or places within the Territory as agreed between the parties.

3.5 EC agrees to purchase from AP at least the following targeted quantities of ELC Toys, during each of the periods undernoted, the value being calculated as the ELC FOB Hong Kong price prevailing at the time of any order by EC, hereinafter referred to as the `Value'.

3.5.1 During the period from the start of the Agreement until 30th June 2002 US$ 3 Million.

3.5.2 By the end of the First Term (31st December 2003) the total Value from the start of the agreement to be US$ 10.5 Million or else AP has the right to terminate the agreement as set forth in 5.3 below.

3.6 For the purposes of 3.5 above, a purchase is made at the time a purchase order is received for the products. Payment for all goods to be made by Direct Bank Transfer at least seven days prior to shipment. All rights to goods to remain with ELC until payment has been received in full. Any additional charges incurred in transport or warehousing due to late payment to be the responsibility of EC.

4.     OBLIGATIONS BY EC AND LICENSE TO USE ELC RIGHTS

4.1 AP sub-licenses EC to use such ELC trade marks on the ELC toys and other intellectual property rights as ELC has (the `ELC Rights') for the purposes only of marketing and distributing the ELC Toys during the term of this Agreement within the Market in the Territory. This sub-license will immediately cease, on the expiry or termination for whatever reason of this Agreement or any Agreement between ELC and AP relating to the distribution of ELC Toys in the Market in the Territory. EC will be permitted, without liability, a reasonable time thereafter to discontinue its use of such ELC trademarks. (E.g., EC will not be in breach of this agreement if it continues to use such ELC trademarks until the next scheduled publication of any of its catalogs or brochures where such ELC trademarks are used.)
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4.2    EC will not use the sub-license of the ELC Rights granted in 4.1 except in accordance with the Brand Guidelines and with ELC's prior written approval, such approval not to be unreasonably withheld or delayed.

4.3 EC will use the normal packaging as supplied by ELC but EC is responsible for providing any further information on the packaging that may be legally required in any part of the Territory or for any particular channel in the Market. All such changes to packaging, or any other variations to ELC's packaging, together with any proposed catalogues or promotional material to be produced or used by EC must be submitted to ELC for its prior written approval which approval shall be based on the consistency of such packaging, catalogues or material with the Brand Guidelines, such approval not to be unreasonably withheld or delayed. ELC to respond to all requests within 7 working days.

4.4 For the avoidance of doubt the parties agree that ELC Rights are and will remain the property of ELC. EC shall not register or attempt to register any of the ELC Rights or assist any third party in registering such rights. In the event of any breach of this provision, and in addition to other rights and remedies of AP, Earlychildhood shall assign back or make reasonable efforts to procure the assignment back, to ELC of all such rights and shall indemnify AP against any legal expenses incurred in relation thereto.

4.5 EC agrees that it will assist AP and ELC, at ELC's sole cost and expense, to the extent reasonably necessary to protect ELC's rights in the event of infringements by third parties of the Trademarks or ELC's intellectual property rights. ELC may commence or prosecute any claims or suits in its own name or, subject to EC's consent not be unreasonably withheld, in the name of AP and/or EC or may join AP and/or EC as a party or parties thereto. EC shall promptly notify AP in writing of any infringements or imitations by products similar to those covered by this Agreement which may come to EC's attention and ELC shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. EC shall not institute any suit or take any actions on account of any such infringements or imitations without the prior written consent of ELC, such consent not to be unreasonably withheld.

5.     TERMINATION

5.1 Either party, in addition to any other rights available to it, may terminate this Agreement forthwith by written notice to the other party in the event of an act of default by the other, as defined in clause 5.2 below.

5.2    Any of the following events shall constitute an act of default:
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       5.2.1  EC fails to pay any sum of money owned under the Agreement when due, but only upon the expiration of 10 business days following written notice to EC by AP specifying to EC the amount owing under the Agreement.

       5.2.2 Any breach by Earlychildhood, of either clause 4.2, 4.3 or 4.4 of this Agreement.

       5.2.3 The other party fails to perform any material obligation under this Agreement, and, if remediable, such failure remains uncured for more than thirty (30) days after receipt of notice thereof.

       5.2.4 In the event of a change of control of EC, EC shall inform AP immediately of such change of control and, in the event that AP reasonably considers that such change of control will be prejudicial to the continuance of this Agreement, AP shall have the right to terminate this Agreement forthwith by written notice to EC. For the purposes of this clause, `control' shall mean (i) the ownership or control directly or indirectly of more than 50% of the voting share capital of EC; or (ii) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of EC on all, or substantially all, matters; or (iii) the right to appoint or remove directors of EC holding a majority of the voting rights at meetings of the board on all, or substantially all, matters.

       5.2.5 The other party commits an act of bankruptcy, goes or is put into liquidation or receivership or has an administrator or administrative receiver appointed, passes a resolution for its winding up (otherwise than for the purpose of amalgamation or reconstruction) or makes any assignment for the benefit of its creditors.

5.3 In the event that EC fails to meet the targeted purchase levels as specified in clause 3.5 above as at either 30th June 2002, or 31st December 2003, then AP's sole recourse will be to decline to renew this Agreement for a Second Term, if this Agreement continues to a Second Term, this Agreement shall include any further necessary changes as agreed to by the parties.

5.4 AP agrees that EC shall be entitled to dispose of ELC Toys in its possession or for which binding purchase orders have been placed and paid for following the termination or expiration of this Agreement.

6.     CONFIDENTIALITY

       The parties agree that this Agreement and all information provided by either party to the other, or by ELC to EC, hereunder or in connection herewith shall be Confidential Information and neither party will disclose to any third party
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       (excluding ELC to whom such confidential information may be disclosed)
       any such Confidential Information.

       Confidential Information will not include:

          6.1 Information that at the time of disclosure is, or after disclosure otherwise than as a result of breach of this Agreement becomes publicly known; or

          6.2 Information required to be produced by any court or public or regulatory authority.

       Any breach of this clause will entitle the non-breaching party to terminate the Agreement immediately and to obtain immediate preliminary and permanent injunctive relief, together with any damages to which the non-breaching party may be entitled. The provisions of this clause 6o survive the termination or expiration of this Agreement.

7.     ASSIGNMENT AND SUB DISTRIBUTION

       FC may not assign this Agreement or transfer any of its rights hereunder to a third party without the prior written consent of AP and ELC, such consent not to be unreasonably withheld or delayed. AP hereby agrees that EC may assign this Agreement to a wholly owned subsidiary company of EC. EC may not appoint any sub-distributors or agents. This agreement shall be binding on any successors or assigns of the parties or of ELC.

8.     FORCE MAJEURE

       In the event that AP is unable to supply any goods ordered during the term of this Agreement because of circumstances outwith the control of AP including, but without prejudice to the generality of the foregoing, any strikes, lock outs, labour disputes of any kind, industrial action of any nature whatsoever (whether any of the foregoing relate to AP's employees or others) fire, floods, storms, acts of God, shortage of materials, EC will have no claim against AP and AP will not be liable to EC for any loss or damage howsoever arising or sustained as a result therefrom. However, all purchase orders received by EC pursuant to this Agreement shall be credited toward the target quantities in Section 3.5 above, even if ELC or AP is unable to meet those orders due to the circumstances that occur in this section titled "Force Majeure."

9.     NOTICES

       All notices required under this Agreement shall be in writing addressed to the parties at any of the addresses above, unless notification of a change of address is given in writing.
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10.    WHOLE AGREEMENT, GOVERNING LAW

       This Agreement forms the whole agreement between the parties and shall not form part of any other agreement or arrangement between the parties. Any alterations or amendments to this Agreement shall be made in writing and signed by an authorized signatory of each party. This Agreement shall be construed in accordance with the laws of England and the parties submit to the jurisdiction of the English courts.

11.    SEVERABILITY

       If any of the provisions of this Agreement is found by any Court or other competent authority to be void, illegal or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void illegal or unenforceable.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their authorized representatives:

       ANTHONY PETERS MANUFACTURING COMPANY LTD.

         By                /s/ M.A. Austin
         Print Name        M.A. Austin
         Date              26th September 2000
         Place             Melton Mowbray, England

       EARLY CHILDHOOD.COM LLC

         By                /s/ R.C. Elliott
         Print Name        R.C. Elliott
         Date              9th October 2000
         Place             Monterey, CA 93940